EXHIBIT 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667

NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY TO FORM MARKETING AND MIDSTREAM
MASTER LIMITED PARTNERSHIP
OKLAHOMA CITY — July 18, 2007 — Devon Energy Corporation (NYSE:DVN) announced today that its board of directors has approved a plan to form a new, publicly-traded master limited partnership (MLP). The MLP will own a minority interest in Devon’s U.S. onshore marketing and midstream business. This business includes natural gas gathering and processing assets located in Texas, Oklahoma, Wyoming and Montana.
     Devon expects to file with the United States Securities and Exchange Commission (SEC) a registration statement for the planned MLP in the third quarter of 2007. An offering of partnership units in the MLP will follow registration with the SEC.
     A Devon subsidiary will serve as the general partner of the MLP, and Devon expects to own a majority of the partnership units following completion of the initial public offering. Following the offering, Devon will continue to own a majority interest in its domestic onshore marketing and midstream business.
     Devon currently expects to utilize a significant portion of the proceeds from the sale of MLP units to retire debt of the parent company and to repurchase shares of its common stock. Any remaining proceeds would also be available to Devon for payment of dividends and other corporate purposes.
     “The purpose of creating a master limited partnership is to allow the marketplace to more fully measure the performance and contribution of Devon’s marketing and midstream business while applying the proceeds in a manner beneficial to our stockholders,” commented J. Larry Nichols, chairman and chief executive officer.
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.
     Due to limitations imposed by U.S. securities laws, Devon will not be holding a conference call to discuss the content of this release.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production and is included in the S&P 500 Index.
The statements in this news release are forward-looking statements that are subject to a number of risks and uncertainties including, among other things, the risks and uncertainties that the master limited partnership will not be formed, will not complete an offering of securities, will not raise the planned amount of capital even if an offering of securities is completed, and will not be able to complete its proposed actions on the timetable indicated. Furthermore, the structure, nature, purpose, and proposed assets and liabilities of the master limited partnership may change materially from those depicted herein. No assurance can be given as to the value of the master limited partnership, the price at which its securities may trade, or whether a liquid market for those securities will develop or be maintained. In addition, Devon and the master limited partnership will be subject to the risks normally attendant to businesses in the oil and gas exploration and midstream energy industries. These and other risks are described in Devon’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Any duty to update these statements is disclaimed except as required by law.
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